Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact	Media Contact
Warren Edwards	Lesley Pool
Executive Vice President/	Senior Vice President/
Chief Financial Officer	Chief Marketing Officer
ACS, Inc.	ACS, Inc.
214-841-8082	214-841-8028
warren.edwards@acs-inc.com	lesley.pool@acs-inc.com

ACS Awarded Major Contract for IT Services
with McDonald’s Corporation

DALLAS, TEXAS: March 31, 2004 – ACS (NYSE: ACS), a premier provider of business process and information technology outsourcing solutions, announced today that it has been awarded a major contract to provide information technology (IT) services to McDonald’s Corporation, the world’s leading food service retailer. The contract is for seven years, with two options for renewal.

Under terms of the agreement, ACS will provide a full complement of IT infrastructure services, including mainframe, enterprise servers, end-user computing, and help desk to support more than 6,000 desktops. These services will support McDonald’s IT infrastructure needs for North America and Canada, and will be delivered from the ACS data center in Eagan, Minnesota. In addition, ACS will establish a new centralized IT support office in the Chicago area, with approximately 90% of McDonald’s in scope IT employees transitioning to ACS to support that facility.

“McDonald’s is one of the world’s favorite brands,” said Dave Weick, Chief Information Officer for McDonald’s, “Our business is all about focus and discipline, and it requires relentless attention on the details and efficiency. We find in ACS a company that has a superior track record managing complex, high-volume processes; a company that is service-oriented, and flexible and nimble in working with clients. Beyond this, ACS is a highly capable IT partner, able to offer us tremendous cost-efficiency and ongoing access to new technology.”

Chris Millington, Chief Technology Officer for McDonald’s, noted that the cultural fit between the two organizations is outstanding. This, in addition to ACS’ focus on people, flexibility, and willingness to assume risk in supporting McDonald’s IT processes was another deciding factor in the decision to sign with ACS.

“This contract represents a big win for ACS, and is a terrific opportunity to demonstrate why world-class companies are turning to ACS for world-class solutions,” said Lynn Blodgett, Group President of ACS Commercial Solutions. “We are able to deliver end-to-end capabilities in IT, cost savings across all towers of service, retention of current McDonald’s employees, the ability to add or reduce capacity when needed, and an assortment of improved efficiencies. We look forward to a very successful relationship supporting this legendary company, and we are very confident that our capabilities will be reflected in a host of measurable results.”

ACS is a leading IT outsourcing provider across numerous industries, operating several large mainframe and midrange data centers, managing numerous networks, and administering desktops across the globe. The company is experiencing tremendous growth in its IT solutions business and expects this growth to continue for the foreseeable future.

Headquartered in Oak Brook, Illinois, McDonald’s is the world’s leading food service retailer with more than 30,000 restaurants in 119 countries, serving 47 million customers each day.

ACS, a Fortune 500 company with more than 40,000 employees supporting client operations in nearly 100 countries, provides business process and information technology outsourcing solutions to world-class commercial and government clients. The company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.

The statements in this news release that do not directly relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company’s control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company’s prior filings with the Securities and Exchange Commission, including the most recent Form 10-K. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.